THE TAIWAN FUND, INC. REVIEW
July 2007

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 4.3% in U.S. dollar terms in July. Foreign investors were net sellers and net sold NT$9.3 billion. Proprietary traders and local institutions were net buyers and net bought NT$3.8 billion and NT$58.5 billion, respectively. In terms of sector performance, the banking sector outperformed, rising 6%, driven by insurance and brokers. The textile and transportation sectors were also strong, each rising 11.2%. The technology sector continued to under-perform with the sub index rising only 2.8%. The plastics sector also underperformed after a recent strong run with the sub index rising only 0.6%. On the economic front in June, Taiwan’s seasonally-adjusted unemployment rate dropped 0.05 points to 3.90%. Export orders rose to US$28.7 billion, with an annual growth rate of 15.2% in June.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 2.9% in July. Underweight positions in the foundry sector and overweight positions in the Integrated Circuit design sector contributed positively to the Fund performance. Overweight positions in the packaging and testing sector and underweight positions in the petrochemical sector negatively contributed to the Fund performance.
Investment Strategy:
With global stock markets becoming volatile again because of sub-prime loan concerns in the U.S. and rising oil prices, the TAIEX also witnessed a sharp correction in late July following a prolonged rally which lasted for more than two months. Rapidly growing trading volumes and margin loans in late July indicate that retail money is coming back to the market, though with increased near-term volatility. The market will most likely remain volatile over the near term as investors will be focusing on the sub-prime issue. Another focus will be on corporate earnings results and guidance. Any disappointment could cause more selling. Government funds have started to take some profits from the market given recent strong market gains.
We remain positive on Taiwan over the mid-term as we still believe the Taiwan market, assuming the global situation remains stable, could post a rally ahead of next year’s election. The recent correction has not provided opportunities to accumulate quality stocks on the back of a politically driven rally. The primary driver for the market remains liquidity, particularly on the domestic front. Technology plays, especially consumer electronics and notebooks, will remain the market focus. China-concept plays are the key theme of market attention. In the financial sector despite worries over potential losses from the sub-prime issue, securities houses will continue to benefit from the increasing trading volume of the stock market. Against a backdrop of volatile global stock markets, there is a strong move toward a quality, undervalued market. Small-to-medium sized stocks could outperform again when the index begins to perform better.
In terms of sector allocation, we have an overweight position in technology. We maintained an underweight position in cyclical, mainly in petrochemical. In addition, we have an underweight position in the financial sector.

Total Fund Sector Allocation

	% of	% of
As of 07/31/07	Total Fund	TAIEX
PC & Peripherals	14.8	17.58
IC Design	13.7	4.81
Semiconductor Manufacturing	10.0	11.28
Financial Services	8.7	14.28
Telecommunication	7.8	7.87
Electronic Components	7.7	3.87
TFT-LCD	4.9	6.01
Construction	4.5	1.68
Iron & Steel	3.9	3.12
Electronics	3.4	1.92
Transportation	2.8	2.24
Memory IC	2.8	2.64
Textiles	2.6	1.74
Athletic Footwear	2.0	0.00
Golf Equipment	1.8	0.00
Plastics	1.2	6.75
Petroleum Services	1.1	0.00
Chemicals	0.9	1.10
Paper & Pulp	0.9	0.34
Electric & Machinery	0.0	0.94
Others	0.0	5.67
Automobile	0.0	0.84
Wholesale & Retail	0.0	0.85
Foods	0.0	0.96
Rubber	0.0	0.83
Elec. Appliance & Cable	0.0	0.54
Glass & Ceramics	0.0	0.30
Tourism	0.0	0.22
Computer Service and Software	0.0	0.00
Cement	0.0	1.22
Biotech	0.0	0.40
Securities	0.0	0.00
Total	95.5	100.00
Cash	4.5

Technology	65.1	55.98
Non-Technology	21.7	29.74
Financial	8.7	14.28
Total Net Assets: US$408.74Million

Top 10 Holdings of Total Fund Portfolio

As of 07/31/07	% of Total Portfolio
Mediatek, Inc.	6.18
Hon Hai Precision Industry Co. Ltd.	5.17
Taiwan Semiconductor Manufacturing Co. Ltd	3.44
Cathay Financial Holding Co. Ltd.	3.41
Synnex Technology International Corp.	3.40
China Steel Corp.	3.33
Merry Electronics Co. Ltd.	3.29
Au Optronics Corp.	3.24
Elan Microelectronics Corp.	3.18
D-Link Corp.	3.15

Total	37.79

NAV: US$24.98	Price: US$21.69	Discount: -13.17%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	9.18	4.33	6.08
Fiscal Year to Date (c)	43.65	40.85	44.41
One Year	52.13	43.62	49.49
Three Years	28.00	21.08	25.71
Five years	16.41	14.10	N/A
Ten Years	0.16	-2.12	N/A
Since Inception	11.55	11.65	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 06/30/07	As of 07/31/07
TAIEX	8883.21	9287.25
% change in NTD terms	9.06	4.55
% change in USD terms	10.05	4.33
NTD Daily avg. trading volume (In Billions)	150.34	228.71
USD Daily avg. trading volume (In Billions)	4.59	6.97
NTD Market Capitalization (In Billions)	21408.85	23355.72
USD Market Capitalization (In Billions)	653.91	711.87
FX Rate: (NT$/US$)	32.74	32.809
Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Shirley Yang

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